Exhibit 99.1
Meritage Homes announces strong order trends continuing into September
SCOTTSDALE, Ariz., September 21, 2020 - Meritage Homes Corporation (NYSE: MTH) announced total orders for July and August 2020 increased 73% year-over-year to 2,675 homes, compared to 1,549 for the same two-month period in 2019. Average absorptions for these two months nearly doubled over the prior year to approximately six homes per month per community, net of 13% order cancellations in 2020 and 17% in 2019.
“We’re experiencing unprecedented demand for our homes and have already sold more in the first two months of the third quarter this year than we did for the entire third quarter of 2019, with strong demand continuing in September,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “Our entire organization is executing at a high level to deliver these record results, and we expect to continue to set new records.
“Critical to our success is our ability to find and capture new land positions that will allow us to achieve our goals and forecasts over the next couple of years,” he continued. “While we anticipate some early close-outs of our communities in late 2020 and early 2021 due to the continued strong demand, we are ramping up to begin growing our community count by late 2021. To help reach our goals, we expect to put a record number of new lots under control this quarter – potentially in excess of 9,000 in total -- aggregating to well over 17,000 lots for the first three quarters of this year, which would be close to the total number of lots we acquired in all of 2019 and nearly 70% more than 2018’s approximately 10,000 lots.”
“Our customers recognize the tremendous value we offer in a Meritage home and price appreciation has covered the rising costs of lumber and other materials,” added Phillippe Lord, chief operating officer of Meritage Homes. “We expect that additional operating efficiencies, combined with price increases, will allow us to preserve the margin improvements we’ve worked so hard to achieve over the last few years.”
These updates are provided in advance of virtual meetings with investors at the Zelman Virtual Housing Summit this week.

About Meritage Homes Corporation
Meritage Homes is the seventh-largest public homebuilder in the United States, based on homes closed in 2019. Meritage offers a variety of homes that are designed with a focus on first-time and first move-up buyers in Arizona, California, Colorado, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
The Company has designed and built over 130,000 homes in its 35-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. Meritage is the industry leader in energy-efficient homebuilding and a seven-year recipient of the U.S. Environmental Protection Agency's ENERGY STAR® Partner of the Year for Sustained Excellence Award since 2013 for innovation and industry leadership in energy efficient homebuilding.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include those regarding expectations for continued strong demand and the company’s ability to achieve new records, as well as the anticipated new lots to be put under control in the third quarter of 2020.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations, except as required by law. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically.
Important factors that could cause actual results to differ materially from those in forward-looking statements, and that could negatively affect our business include, but are not limited to, the following: disruptions to our business by COVID-19, fears of a similar event, and measures that federal, state and local governments and/or health authorities implement to address it; the availability and cost of finished lots and undeveloped land; shortages in the availability and cost of labor; the ability of our potential buyers to sell their existing homes; changes in interest rates and the availability and pricing of residential mortgages; our exposure to information technology failures and security breaches; legislation related to tariffs; inflation in the cost of materials used to develop communities and construct homes; the adverse effect of slow absorption rates; impairments of our real estate inventory; cancellation rates; competition; changes in tax laws that adversely impact us or our homebuyers; a change to the feasibility of projects under option or contract that could result in the write-off of earnest or option deposits; our potential exposure to and impacts from natural disasters or severe weather conditions; home warranty and construction defect claims; failures in health and safety performance; our ability to obtain performance and surety bonds in connection with our development work; the loss of key personnel; failure to comply with laws and regulations; our limited geographic diversification; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our compliance with government regulations, the effect of legislative and other governmental actions, orders, policies or initiatives that impact housing, labor availability, construction, mortgage availability, our access to capital, the cost of capital or the economy in general, or other initiatives that seek to restrain growth of new housing construction or similar measures; legislation relating to energy and climate change; the replication of our energy-efficient technologies by our competitors; negative publicity that affects our reputation; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended June 30, 2020 under the caption "Risk Factors," which can be found on our website at www.investors.meritagehomes.com.

Contact:	Brent Anderson, VP Investor Relations
(972) 580-6360
investors@meritagehomes.com

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